Exhibit 10.25

FOURTH AMENDMENT TO LEASE

RE TERMINATION OF LEASE AS TO 3931 SORRENTO

PARTIES:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership (successor-in-interest to E.G. SIRRAH LLC, a California limited liability company)
P.O. Box 2790
Malibu, California 90265
(“Lessor”)

ACADIA PHARMACEUTICALS INC., a Delaware corporation
3911 Sorrento Valley Boulevard
San Diego, California 92121
(“Lessee”)

DATE:	January 22, 2010

PLACE:	Los Angeles, California

RECITALS

A. Lessor and Lessee are the current parties to a Lease dated August 15, 1997 between R.G. Harris Co. and Harris Family Revocable Trust, as Lessor, and Receptor Technology, Inc. (the “Original Lease”), as amended by an Amendment No. 1 dated October 30, 1997 (the “First Amendment”), an Amendment No. 2 dated November 1, 2005 (the “Second Amendment”), and by a Third Amendment to Lease dated November 30, 2007 (the “Third Amendment”) (collectively, the “Lease”), pertaining to premises located at 3911 Sorrento Valley Boulevard (the “Original Premises” or “3911 Sorrento”) and 3931 Sorrento Valley Boulevard (the “Expansion Space” or “3931 Sorrento”), San Diego, California (collectively, the “Premises”). The Lease provides Lessee with certain early termination rights as to both the Original Premises and the Expansion Space.

B. Lessee has advised Lessor that Lessee no longer requires the use of 3931 Sorrento, which was added to the Premises by the Third Amendment. 3931 Sorrento is comprised of land improved with a building (the “3931 Building”) of approximately 24,000 rentable square feet and ninety-six (96) parking spaces on the parking lot adjacent to the 3931 Building. Accordingly, the parties have agreed to terminate the Lease as to 3931 Sorrento only (but not as to 3911 Sorrento) effective as of January 26, 2010, as well as to reduce the rent for 3911 Sorrento on the terms and conditions set forth in this Fourth Amendment to Lease (the “Fourth Amendment”).

THEREFORE, Lessor and Lessee hereby amend the Lease in the following particulars only:

AGREEMENT

1. Termination of Lease as to 3931 Sorrento; Surrender; Security Deposit. Effective as of 11:59 p.m. on January 26, 2010 (the “3931 Sorrento Termination Date”), the Lease is hereby terminated solely as to 3931 Sorrento (including but not limited to the 96 parking spaces allocated to 3931 Sorrento), but not as to 3911 Sorrento nor the parking spaces allocated to 3911 Sorrento. Such Termination Date shall be treated for all purposes to be the expiration date of the Lease term as to 3931 Sorrento. The extension options for 3931 Sorrento under Paragraph 9 of the Third Amendment are also hereby deleted from the Lease. Notwithstanding the 3931 Sorrento Termination Date, Lessee agrees to pay Lessor the monthly rent for 3931 Sorrento through February 28, 2010. Lessee agrees to vacate and surrender to Lessor possession of 3931 Sorrento on or before the 3931 Sorrento Termination Date in the manner and condition required by Paragraph 7.4 of the Original Lease and other applicable Lease provisions, free of any occupancies, claims to occupancy, liens, Trade Fixtures (as defined in Paragraph 7.3(a) of the Original Lease) or personal property (other than the cubicles and office furniture to be surrendered with 3931 Sorrento as described below) of Lessee or of any subtenant or other third party claiming under Lessee. If Lessee fails to so surrender 3931 Sorrento by the 3931 SorrentoTermination Date, Lessor may, in addition to its other remedies, elect in writing in its sole discretion either (i) to defer the 3931 Sorrento Termination Date until 3931 Sorrento is so surrendered, or (ii) to cancel this Fourth Amendment at any time thereafter until such surrender occurs, by giving written notice of such termination to Lessee.

Without limiting the foregoing, Lessee agrees to leave and surrender 3931 Sorrento broom clean and in the same condition as existed on the Expansion Date (as defined in the Third Amendment), reasonable wear and tear excepted. In addition, Lessee shall surrender to Lessor at the same time, in “as is” condition, all cubicles and office furniture located in 3931 Sorrento as of the 3931 Sorrento Termination Date. Such cubicles and office furniture shall thereupon become the property of Lessor. The parties acknowledge that the majority of the cubicles and office furniture was left behind by the prior tenant. Lessee does not have an inventory of the items left by the prior tenant or those owned by Lessee. Lessee accordingly can make no representation or warranty regarding title to items left behind by the prior tenant or any liens and encumbrances thereon created by the prior tenant or other third parties. However, Lessee warrants to Lessor that none of the cubicles and office furniture being surrendered by Lessee is subject to liens, encumbrances or other claims against title created by or through Lessee. Lessee hereby provides written confirmation of Lessee’s surrender to Lessor of Lessee’s right, title and interest to all of the cubicles and office furniture being surrendered by Lessee to Lessor (whether left by the prior tenant or owned by Lessee), consistent with the foregoing provisions. Lessee also agrees to surrender to Lessor with 3931 Sorrento possession of all keys, security cards, access codes, and alarm controls for 3931 Sorrento, to the extent such items exist.

Due to Lessee’s surrender of the 96 parking spaces for 3931 Sorrento on the 3931 Sorrento Termination Date, from and after such date, Lessee and its employees and invitees shall use only those parking areas allocated to the Original Premises at 3911 Sorrento.

Within 30 days following the early termination of the Lease as to 3931 Sorrento and Lessee’s surrender of 3931 Sorrento to Lessor, Lessor shall return to Lessee the $32,520 additional security deposit described in Paragraph 5 of the Third Amendment, less any sums that Lessor is entitled to apply or retain pursuant to Paragraph 5 (“Security Deposit”) of the Original Lease. Lessor shall continue to hold the Security Deposit attributable to 3911 Sorrento as described in Paragraph 5 of the Original Lease and Section 15 of the Second Amendment.

2. Exit Assessment; Lessor’s Access to 3931 Sorrento. Without limiting Lessor’s rights under Paragraphs 6 and 7 of the Original Lease or other provisions of the Lease, as amended by this Fourth Amendment, Lessee, at Lessee’s sole cost and expense, shall cause to be conducted on or before the 3931 Sorrento Termination Date, a preliminary environmental site assessment by Occupational Services, Inc. of San Diego, California (or another qualified consultant pre-approved in writing by Lessor) with respect to the existence of Hazardous Substances (as defined in Paragraph 6 of the Original Lease) on or about 3931 Sorrento, and shall promptly provide to Lessor a copy of such consultant’s written report. Such report may, at Lessee’s election, be done by Occupational Services, Inc. as an update to its report dated November 9, 2007, regarding 3931 Sorrento, which was prepared pursuant to Section 8 of the Third Amendment. Lessee’s obligations regarding Hazardous Substances as set forth in Paragraph 6.2 of the Original Lease shall survive the termination of the Lease as to 3931 Sorrento (as well as any later expiration or termination of the Lease as to 3911 Sorrento).

3. Representations. In connection with the early termination of this Lease as to 3931 Sorrento, Lessee represents that it has not made, and will not make, any assignment, sublease, transfer, conveyance, encumbrance, or other disposition of the Lease, or any interest in the Lease, as it relates to 3931 Sorrento, or of any claim, demand, obligation, liability, or cause of action arising from the Lease as it relates to 3931 Sorrento (collectively, “Claims” as used in this Paragraph 3).

4. Base Rent for Original Premises. Effective January 1, 2010, the Base Rents for the Original Premises shall be reduced by 20% from the amounts set forth in Paragraph 4 of the Second Amendment and Paragraph 4.2 of the Third Amendment. Accordingly, the Base Rents for the Original Premises (on a “triple-net” basis) for the period from January 1, 2010, through December 31, 2012, shall be as follows:

Period of Time	Prior Scheduled Monthly Base Rent For Original Premises Per Lease	Monthly Base Rent Credit	Remaining Monthly Base Rent for Original Premises after Credit
1/1/10-10/31/10	$63,428.05	$12,685.61	$50,742.44
11/01/10-10/31/11	$65,330.89	$13,066.18	$52,264.71
11/01/11-10/31/12	$67,290.82	$13,458.16	$53,832.66
11/01/12-12/31/12	$69,309.54	$13,861.91	$55,447.63

In addition to the foregoing Base Rents for 3911 Sorrento, up until February 28, 2010, Lessee shall also pay the Base Rent for 3931 Sorrento (presently $29,280.84 per month) as set forth in Paragraph 4.3 of the Third Amendment.

The reduced Base Rents set forth in this Paragraph 4 are in addition to, not in lieu of, the charges described in the Lease other than Base Rent for 3911 Sorrento (and for 3931 Sorrento, for the period up until February 28, 2010). Such other charges for which Lessee shall remain liable include, but are not limited to (i) Lessee’s obligations for Real Property Taxes, insurance premiums, utility costs and other operating expenses of the Premises and the Project, and (ii) any “Amortization Rent” under Paragraph 5 of the Second Amendment.

5. Lessee’s Share of Expenses. In order to reflect the deletion of 3931 Sorrento from the Premises, with respect to the period from and after February 28, 2010, Lessee’s share of Real Property Taxes, insurance premiums, utility costs and other operating expenses for the Project (which consists of 3911 Sorrento and 3931 Sorrento) shall be determined without regard to Paragraph 4.4 of the Third Amendment (which allocated to Lessee the expenses attributable to 3931 Sorrento). Accordingly, for the period from and after the February 28, 2010, Lessee’s share of such items shall be governed by the provisions of the Original Lease as amended by the First Amendment and the Second Amendment, and shall be reasonably calculated by Lessor based upon the percentage that the gross leasable area of the 3911 Sorrento building comprises of the total gross leasable area of the buildings in the Project (or on such other basis as is provided for a particular expense item in the Original Lease as amended by the First Amendment and the Second Amendment). Without limiting the foregoing, Lessee shall continue to pay all of the Real Property Taxes and other expenses attributable to that portion of the parking area at the Project allocated to 3911 Sorrento.

The termination of the Lease as to 3931 Sorrento shall not release Lessee from its obligations for any such expense items attributable to the period up through February 28, 2010, regardless of whether such items are first billed after that date. Such items for calendar year 2010 shall be equitably prorated, as calculated by Lessor in its reasonable discretion, to reflect the deletion of 3931 Sorrento from the Premises for purposes of such expenses as of that date.

6. Increased Termination Fee for Termination of Lease as to Original Premises. In consideration of this Fourth Amendment to Lease, and notwithstanding anything to the contrary in the Lease, if the Lease is terminated early as to the Original Premises (3911 Sorrento) pursuant to Paragraph 13A of the Second Amendment, Lessee shall pay a termination fee to Lessor equal to the Termination Fee described in Paragraph 13A of the Second Amendment plus the sum of $34,941.00 (collectively, the “Increased Termination Fee”). As of the effective date of this Fourth Amendment, references in the Second Amendment and Third Amendment to the Termination Fee shall mean the Increased Termination Fee described above in this Paragraph 6.

7. Releases. Lessee shall remain obligated to perform all of its obligations as to 3931 Sorrento under the Lease, as amended to date, attributable to the period up through the 3931 Sorrento Termination Date and Lessee’s surrender to Lessor of 3931 Sorrento. Subject to Lessee’s performance of its obligations under this Fourth Amendment attributable to 3931 Sorrento, Lessee shall be released from its obligations under the Lease as to 3931 Sorrento arising during and attributable to the period after the 3931 Sorrento Termination Date and Lessee’s surrender to Lessor of 3931 Sorrento. Such release shall not apply to Lessee’s obligations under the Lease as to 3911 Sorrento. Similary, such release shall not apply to any obligations of Lessee under this Fourth Amendment, nor to any obligations of Lessee under the Lease as to 3931 Sorrento arising during or attributable to the period up through the 3931 Sorrento Termination Date and Lessee’s surrender to Lessor of 3931 Sorrento (such as (a) any taxes, insurance premiums, utility costs, and other expense items for 3931 Sorrento attributable to such period (and up through February 28, 2010, as described in Paragraph 5), regardless of whether they are first billed thereafter; and (b) any obligations of Lessee to indemnify, defend, or hold harmless Lessor pursuant to the Lease).

8. Prorated Brokerage Commissions. The parties acknowledge that no brokers represent either party in this transaction, except in connection with the application of Paragraph 10 of the Third Amendment (under which CB Richard Ellis, Inc., acting through Jerry Keeney, was designated as Lessor’s Broker, and Irving Hughes, acting through Shaun Burnett, was designated as Lessee’s Broker, in connection with the prior addition of 3931 Sorrento to the Premises). As required by Paragraph 10 of the Third Amendment, due to the early termination of the Lease as to 3931 Sorrento, the Additional Commission (as defined in such Paragraph 10 of the Third Amendment) shall be equitably prorated to reflect only the portion of the extended Original Term up through the 3931 Sorrento Termination Date. Except as provided in the preceding two sentences, if Lessee has dealt with any real estate broker or other person or firm with respect to this Fourth Amendment, Lessee shall be solely responsible for the payment of any fee due such broker, person or firm, and Lessee hereby agrees to indemnify, defend and hold Lessor harmless from and against any claim, liability or expense with respect thereto. Except as provided in this Paragraph 8, if Lessor has dealt with any real estate broker or other person or firm with respect to this Fourth Amendment, Lessor shall be solely responsible for the payment of any fee due such broker, person or firm, and Lessor hereby agrees to indemnify, defend and hold Lessee harmless from and against any claim, liability or expense with respect thereto. Except as provided above in this Paragraph 8, Lessor shall not be responsible for any compensation to any brokers for their services rendered in this transaction.

9. Miscellaneous. This Fourth Amendment supersedes all prior or contemporaneous understandings, negotiations, or agreements between the parties, whether written or oral, with respect to its subject matter. This Fourth Amendment is part of and shall be attached as an addendum to the Lease. The Lease, as amended by this Fourth Amendment, may be further amended only in a writing signed by both Lessor and Lessee. All terms of the Lease which have not been expressly altered by this Fourth Amendment shall remain in full force and effect. In the event of any litigation or other proceeding between the parties (including for this purpose, but not limited to, Lessor’s Broker or Lessee’s Broker, as such terms are defined in the Third Amendment) arising out of or relating to this Fourth Amendment, the prevailing party shall be entitled to recover from the losing party the prevailing party’s reasonable attorney fees and costs of suit, all as further provided in Paragraph 31 of the Original Lease.

10. Execution in Counterparts; Electronic Signatures. This Fourth Amendment to Lease may be executed in counterparts by the parties, and when each party (including Lessor’s Broker and Lessee’s Broker) has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties. Each party shall be bound by signatures transmitted by facsimile or e-mail in the same fashion as such party would be bound by original signatures. Any party delivering signatures by facsimile or e-mail transmission shall, for convenience and record-keeping purposes, provide original signatures to the other parties within 10 days after such party binds itself by facsimile or e-mail signatures.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Lease as of the date and at the place first written above.

LESSEE:	ACADIA PHARMACEUTICALS INC., a Delaware corporation

	By:	/s/ Thomas H. Aasen
	Name:	Thomas H. Aasen
	Title:	VP & CFO

LESSOR:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership

By:	/s/ Henry S. Workman
Its: General Partner

The undersigned Brokers are executing this Fourth Amendment to Lease solely to confirm their agreement to Paragraph 8 (“Prorated Brokerage Commissions”) and the last sentence of Paragraph 9 (regarding attorney fees relating to a dispute).

LESSEE’S BROKER:	IRVING HUGHES

By:	/s/ Shaun Burnett
, Its Senior Vice President

LESSOR’S BROKER:	CB RICHARD ELLIS, INC.

By:	/s/ Jerry Keeney
, Its SVP

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